$700 $800 $900 $1,000 $1,100 $1,200 $1,300 -30% -20% -10% 0% 10% 20% 30% Payment at Maturity Underlying Return The Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The SPDR® Gold Trust (ticker “GLD”) Pricing date: September 13, 2021 Issue date: September 16, 2021 V aluation date: October 13, 2022, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur Maturity date: October 18, 2022 Return amount: $1,000 × the underlying return × the upside participation rate Upside participation rate: 300% Maximum return at maturity: 10.50% CUSIP / ISIN: 17329QPU8 / US17329QPU84 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value is less than or equal to the initial underlying value: $1,000 + ($1,000 × the underlying return) If the underlying depreciates from the initial underlying value to the final underlying value, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated September 3, 2021 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Upturn Securities Linked to the SPDR® Gold Trust Hypothetical Payment at Maturity Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity C 100.00% 10.50% $1,105.00 75.00% 10.50% $1,105.00 50.00% 10.50% $1,105.00 30.00% 10.50% $1,105.00 B 10.50% 10.50% $1,105.00 3.50% 10.50% $1,105.00 1.00% 3.00% $1,030.00 A 0.00% 0.00% $1,000.00 - 5.00% - 5.00% $950.00 - 10.00% - 10.00% $900.00 - 30.00% - 30.00% $700.00 - 50.00% - 50.00% $500.00 - 100.00% - 100.00% $00.00 A B C

Selected Risk Considerations • You may lose some or all of your investment. If the underlying depreciates from the initial underlying value to the final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% of that depreciation. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • Your potential return on the securities is limited to the maximum return at maturity. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The securities are subject to risks associated with gold. • You will not have any rights with respect to the commodities held by the SPDR® Gold Trust. • There are risks relating to commodities trading on the London Bullion Market Association. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.